Exhibit 99.1

Watsco Reports Record Sales, Net Income, Cash Flow

& Market Share Gains

Revenue Growth & Margin Expansion Drive 47% EPS Increase

COCONUT GROVE, Florida — (BUSINESS WIRE), October 20, 2010 — Watsco, Inc. (NYSE:WSO) today reported record results for the third quarter and for the nine months ended September 30, 2010.

Third Quarter Results

Earnings per share increased 47% to 97 cents per diluted share. Operating income increased 54% to a record $64 million, reflecting a 230 basis-point expansion of operating margin to 7.9%. Net income improved 49% to a record $31 million.

Revenues increased 10% to a record $813 million, reflecting 8% growth in air conditioning and heating (HVAC) equipment (60% of sales), an 11% increase in other HVAC products (32% of sales) and a 19% increase in commercial refrigeration products (8% of sales). Gross profit increased 14% to a record $196 million and gross profit margin improved 90 basis-points to 24.1%. Selling, general and administrative (SG&A) expenses increased 1% to $132 million and as a percentage of sales declined 140 basis-points to 16.2%.

Albert H. Nahmad, Watsco’s President & Chief Executive Officer, stated: “Watsco delivered record sales, earnings and cash flow this quarter. I am most excited to watch our people increase share and also grow margin. Our teams are constantly identifying new opportunities to enhance profits, provide better solutions for consumers and move ahead of the industry in terms of total performance. We have empowered our people to search for solutions that make high-efficiency systems affordable. There is much more to accomplish given the size and scope of the installed base of HVAC systems.”

Nine-Month Results

Earnings per share increased 79% to $2.16 per diluted share. Operating income more than doubled to a record $144 million with an operating margin of 6.6%, a 200 basis-point improvement over 2009. On a same-store basis, operating profit increased 60% and operating margin improved 220 basis-points to 6.9%.

Revenues increased 52% to a record $2.2 billion, gross profit increased 50% to a record $519 million and gross profit margin was 23.7% in 2010 versus 24.1% in 2009, reflecting lower margins at Carrier Enterprise. On a same-store basis sales increased 8%, gross profit increased 10% and gross margin improved 50 basis-points to 24.7%. SG&A expenses were $375 million and as a percentage of sales were 17.1%. SG&A expenses decreased 2% and as a percentage of sales declined 180 basis-points to 17.7% on a same-store basis.

Mr. Nahmad added: “Looking forward, we are focused on several fundamental opportunities that will drive Watsco’s growth. First, the continuing movement toward higher-efficiency and environmentally sensitive HVAC products as conservation efforts, consumer awareness and the regulatory landscape intensify and become more relevant over time. Also, industry studies indicate there is pent-up demand for the replacement of HVAC systems that should unwind over the next several years as replacement activity returns to its historical level. Additionally, home construction remains near an all-time low and restoration of building activity will add revenue. Sales of commercial products have turned positive and are expected to recover further as capital spending improves. We will continue to build our network through the acquisition of great businesses using our proven buy-and-build philosophy.”

Cash Flow and Dividends

For the third quarter, operating cash flow more than tripled over 2009 to a record $40 million. For the nine months ended September 30, 2010, operating cash flow increased 151% to $97 million. At September 30, 2010, cash and cash equivalents were $100 million, debt was $23 million and our debt-to-total-capitalization was 2%.

Dividends increased 18% in 2010 to $49 million. Watsco has paid dividends every quarter for over 30 years, and has paid increasing annual dividends since 2001. The present annual dividend rate is $2.08 per share.

Mr. Nahmad added, “Watsco produced record cash flow and our balance sheet remains in pristine condition. We are delighted shareholders continue to meaningfully participate through increasing dividends. Since 2000, our cumulative operating cash flow has been approximately $800 million compared to net earnings of approximately $600 million, surpassing by far our stated goal of generating cash flow greater than net income.”

Conference Call and Investor & Analyst Presentation from NYSE Euronext in Paris, France

Watsco is hosting a conference call to discuss its third quarter earnings results at 10:00 a.m. (EDT). The conference call is being conducted from the offices of the NYSE Euronext in Paris, France. Following the discussion of third quarter results, the Company will conduct a meeting for analysts and investors.

The conference call and investor/analyst presentation, along with the materials furnished during the presentation, will be web-casted by CCBN’s StreetEvents and can be found under the link highlighted on our website at http://www.watsco.com. For those unable to connect to the web-cast, you may listen via telephone. The dial-in number for callers in the United States is (866) 740-9405. The dial-in number for callers outside of the United States is (702) 696-4900.

A replay of the conference call will be available on our website. Please call five to ten minutes prior to the scheduled start time as the number of telephone connections is limited.

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 74 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. As the industry leader with over 500 locations in the United States and Puerto Rico, with additional market coverage on an export basis to parts of Latin America and the Caribbean, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $30 billion United States market for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of adjusted diluted earnings per share and same-store sales. Information referring to “same-store basis” excludes the effects of locations acquired, locations opened in new markets and locations closed during the prior 12 months. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as diluted earnings per share.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues	$812,787	$741,895	$2,187,347	$1,438,209
Cost of sales	617,246	569,886	1,668,133	1,090,981

Gross profit	195,541	172,009	519,214	347,228
Gross profit margin	24.1%	23.2%	23.7%	24.1%

SG&A expenses	131,548	130,557	375,437	281,044

Operating income	63,993	41,452	143,777	66,184
Operating margin	7.9%	5.6%	6.6%	4.6%

Interest expense, net	869	1,031	2,660	1,703

Income before income taxes	63,124	40,421	141,117	64,481
Income taxes	(19,606)	(13,280)	(43,917)	(22,230)

Net income	43,518	27,141	97,200	42,251
Less: net income attributable to noncontrolling interest	(12,081)	(6,010)	(26,885)	(6,010)

Net income attributable to Watsco, Inc.	$31,437	$21,131	$70,315	$36,241

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$31,437	$21,131	$70,315	$36,241
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	1,833	1,159	4,178	2,480

Earnings allocated to Watsco, Inc. shareholders	$29,604	$19,972	$66,137	$33,761

Earnings per share for Common and Class B common stock:
Basic	$0.97	$0.66	$2.17	$1.21

Diluted	$0.97	$0.66	$2.16	$1.21

Weighted-average Common and Class B common shares and equivalent shares used to calculate earnings per share:
Basic	30,500	30,179	30,443	27,922
Diluted	30,601	30,437	30,559	27,922

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2010	December 31, 2009
	(Unaudited)

Cash and cash equivalents	$99,871	$58,093
Accounts receivable, net	337,954	266,284
Inventories	456,768	410,078
Other	22,107	20,843

Total current assets	916,700	755,298

Property and equipment, net	30,999	33,118
Goodwill, intangibles and other	369,225	372,197

Total assets	$1,316,924	$1,160,613

Accounts payable and accrued expenses	328,731	223,775
Current portion of long-term obligations	129	151

Total current liabilities	328,860	223,926

Borrowings under revolving credit agreements	22,100	12,763
Deferred income taxes and other liabilities	29,219	29,116

Total liabilities	380,179	265,805

Watsco’s shareholders’ equity	766,722	738,026
Noncontrolling interest	170,023	156,782

Shareholders’ equity	936,745	894,808

Total liabilities and shareholders’ equity	$1,316,924	$1,160,613

WATSCO, INC.

Supplemental Data

Reconciliation of GAAP Financial Results to Non-GAAP Measures

(Unaudited)

	Quarter Ended September 30, 2009	Nine Months Ended September 30, 2009
Diluted earnings per share (GAAP)	$0.66	$1.21
Effect of transaction costs	0.03	0.06

Diluted earnings per share (Non-GAAP)	$0.69	$1.27